Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1, of IA Global, Inc., of our report dated September 2, 2009, relating to the consolidated financial statements of IA Global, Inc. and Subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholder’s equity (deficiency) and cash flows for the year ended March 31, 2009, the transition period for the three months ended March 31, 2008, and for the years ended December 31, 2007 and 2006. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Sherb & Co., LLP

New York, NY

December 9, 2009